Exhibit 99.1

PRESS RELEASE

4/22/21

Carlisle Companies Reports First Quarter Earnings

SCOTTSDALE, ARIZONA, April 22, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced its first quarter 2021 financial results.

•Reported consolidated first quarter revenue of $1.0 billion, flat to first quarter 2020
•First quarter diluted EPS of $0.97; adjusted diluted EPS of $1.47
•Share repurchases continued in the first quarter, totaling 984 thousand shares for $150 million
•CCM delivered strong year-over-year sales growth of 6.3%
•Announced $60 million investment in a new Polyiso Insulation facility

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"Reflecting on the past twelve months of uncertainty, I take great pride in how the Carlisle team handled the immediate threats born out of the COVID-19 pandemic, ensuring that strict health and safety protocols were in place and followed, which has led to a low infection rate at Carlisle across the globe. This reaction enabled an early, proactive focus on positioning our businesses for an economic rebound, with Vision 2025 providing the clear direction and consistency of mission to guide our efforts. We will leverage this momentum as we accelerate into the recovery in 2021 and beyond. One year removed from the pandemic's initial impact, we believe we are a stronger company and are well positioned to meet our center-led Vision 2025 objectives, supported by confidence in the fundamentals of our businesses and our commitment to our customers through the Carlisle Experience.

Due to strength in our CCM, CFT, and CBF businesses, our consolidated first quarter revenue was flat, while adjusted EPS declined year-over-year given lower profitability at CIT driven by the well-publicized impact of the COVID pandemic on the commercial aerospace industry. The first quarter of 2021 demonstrated yet again Carlisle's ability to navigate varying economic cycles while delivering strong financial performance. We continued to execute on our long-term strategies, including: maintaining the highest standards in providing the Carlisle Experience to our customers, investing in high-return projects to drive organic growth across our core platforms, working an active pipeline of acquisition targets, returning capital to shareholders in the form of share repurchases and dividends, continuing on our ESG journey, and demonstrating the exceptional and sustainable earnings power of the Carlisle business model.

CCM continues to benefit from the strong re-roofing cycle in the United States. In the first quarter, CCM delivered mid-single digit growth, demonstrating the continued resilience of this demand. Energy-efficient building envelope products and solutions for nonresidential buildings are non-discretionary and can only be deferred for so long. This is highlighted by the inclement weather experienced in North America in February only temporarily impacting sales at CCM, with March volumes more than offsetting during the quarter.

On April 20th, Carlisle announced plans to invest more than $60 million to build an innovative, state-of-the-art manufacturing facility in Sikeston, Missouri. Consistent with Carlisle’s strategy to invest in high-returning businesses, the plant will support organic growth initiatives and also create jobs for the city of Sikeston and surrounding communities. The building will be constructed in accordance with the latest advances in LEED building and ESG principles. Additionally, we expect that this central location will both reduce the carbon footprint of CCM’s supply chain and improve material lead times for customers in this region where the use of insulation in the building envelope is steadily increasing. At this new facility, CCM will manufacture energy-efficient polyiso insulation, which not only lowers energy costs for building owners and operators, but also helps reduce a building’s GHG emissions.

While CCM generated most of our earnings in the first quarter of 2021, our smaller businesses exhibited significant progress. CIT's results were in line with subdued expectations given the ongoing disruption in the commercial aerospace market. Given improving leading indicators, which include expanding vaccine rollout, increasing numbers of domestic travelers, growing aircraft manufacturers' backlogs, and improvements in CIT's order book, we believe CIT is positioned for sequential improvement going forward. Taken together with the improving backlog in our Medical Technologies business, we are optimistic CIT will return to growth in the second half of 2021.

CFT delivered improved revenue and operating income performance in the quarter driven by a commitment to new product introductions, price discipline and integrating our newer platforms. With end markets strengthening, especially general industrial, the team continues to execute on Vision 2025 initiatives and focus on enhancing our customers' experience.

At CBF, the significant actions taken to improve the business over the past few years are yielding expected results. In addition to these actions, demand for off-highway vehicles and equipment, especially in Agricultural and Construction markets, is helping to drive CBF's recovery. CBF has leveraged this volume growth to deliver positive and accelerating earnings. As a result, we are optimistic that 2021 will prove to be an inflection year for CBF as it emerges from a multi-year down cycle. Additionally, we view any future infrastructure legislation in the U.S. as another positive driver for CBF.

I am also pleased that our ESG efforts continue to gain momentum. We recently published our 2020 Sustainability Report in conjunction with the launch of a new, award-winning ESG focused website. These launches collectively share details of Carlisle’s century-long journey and provide a deeper look into the socially responsible approach we undertake to create value for all stakeholders, including customers, employees, suppliers, shareholders and the communities in which we operate. Additionally, our Sustainability team, along with CCM, held our inaugural 'Innovation for Sustainable Building' seminar in March in which over 200 stakeholders participated.

We remain balanced in our capital deployment approach, investing in our businesses, repurchasing $150M of shares and maintaining our dividend payments during the quarter. Our M&A pipeline has strengthened over the past several months, and we expect to be active in augmenting our core businesses with synergistic acquisitions.

Vision 2025 continues to provide Carlisle clear direction. We have stayed the course on our strategy throughout the past year and have regained positive momentum across all segments. We are now well positioned to accelerate through the recovery."

First Quarter 2021

Revenue of $1.03 billion was flat year-over-year. Organic revenue declined 1.4% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 0.4% in the quarter. Changes in foreign exchange rates had a positive 0.9% impact on revenues.

Operating income for the first quarter of $89.5 million decreased 12.9% from $102.7 million in the first quarter of 2020. Net income for the first quarter of $52.2 million decreased 15.5% from $61.8 million in the first quarter of 2020. Adjusted EBITDA for the first quarter of 2021 of $148.2 million decreased 11.4% from $167.2 million in the first quarter of 2020.

Diluted EPS for the first quarter of $0.97 decreased 11.0% from $1.09 in the first quarter of 2020. Adjusted diluted EPS for the first quarter of $1.47 decreased 12.0% from $1.67 in the first quarter of 2020. The decline in EPS reflects lower operating results at CIT and higher corporate expense, partially offset by strength at CCM, CFT, CBF and share repurchases.
First Quarter 2021 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $719.3 million, up 6.3% (+5.7% organic) year-over-year, were driven by strength of U.S. commercial roofing demand, our Architectural Metals platform and growth in Europe.
•Operating income was $121.3 million, up 12.6% year-over-year. Operating margin of 16.9%, a 100 basis point improvement, was driven by higher volumes, lower operating expenses and savings from COS, partially offset by raw material and wage inflation.
•Adjusted EBITDA was $144.8 million, up 9.0% year-over-year, reflecting an adjusted EBITDA margin of 20.1%, a 50 basis point improvement.
•We now expect full year sales to be up low double digits.

Carlisle Interconnect Technologies (CIT)
•Revenues of $155.8 million, down 30.6% (-31.5% organic) year-over-year, were negatively impacted by a significant decline in orders from aerospace customers, partially offset by improving demand for medical products.
•Operating loss was $10.7 million. Operating margin of -6.9%, was affected by lower volumes, unfavorable mix and wage and raw material inflation, partially offset by savings from COS and lower operating expenses.
•Adjusted EBITDA was $11.0 million, down 72.3% year-over-year, reflecting an adjusted EBITDA margin of 7.1%, a 1,060 basis point decline.
•We continue to expect full year sales to be down mid-single to high-single digits.

Carlisle Fluid Technologies (CFT)
•Revenues of $65.8 million, up 12.9% (+5.3% organic) year-over-year, reflected strength in general industrial markets, price and acquisitions, partially offset by weakness in transportation markets.
•Operating income was $4.3 million. Operating margin of 6.5% reflected higher volumes, price, savings from COS and lower operating expenses, partially offset by wage and raw material inflation.
•Adjusted EBITDA was $10.2 million, down 18.4% year-over-year, reflecting an adjusted EBITDA margin of 15.5%, a 590 basis point decline.
•We continue to expect full year sales to be up low double digits.

Carlisle Brake & Friction (CBF)
•Revenues of $88.1 million, up 24.1% (+20.4% organic) year-over-year, reflected improved demand in Construction and Agricultural off-highway vehicle end markets.
•Operating income was $6.1 million. Operating margin of 6.9% was driven by increased volume, lower restructuring and savings from COS, partially offset by unfavorable mix and raw material inflation.
•Adjusted EBITDA was $11.7 million, up 125.0% year-over-year, reflecting an adjusted EBITDA margin of 13.3%, a 600 basis point improvement.
•We now expect full year sales to be up over thirty percent.

Cash Flow

Operating cash flow for the three months ended March 31, 2021 was $67.6 million, an increase of $14.4 million versus the prior year. Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $47.6 million for the three months ended March, 31 2021, an increase of $17.2 million versus the prior year. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, complete strategic acquisitions that meet return criteria and return value to shareholders through dividend payments and share repurchases.

During the three months ended March 31, 2021, we deployed $150.0 million in share repurchases and $28.4 million in dividends paid. As of March 31, 2021, we had $767.2 million of cash and $1.0 billion of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss first quarter 2021 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global coronavirus (COVID-19) pandemic including, for example, expectations regarding the impact of the coronavirus (COVID-19) on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

Non-GAAP Disclosure

This press release also contains certain financial measures such as adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, organic revenue and free cash flow which are not recognized under U.S. generally accepted accounting principles. Management believes that adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to the Company’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing the Company's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. As required by SEC Regulation G, reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified industrial company with a global portfolio of niche brands that delivers energy efficient and highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by investing in high-ROIC businesses and maintaining a balanced capital deployment approach including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is headquartered in Scottsdale, Arizona. Its worldwide team of employees generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com

•EPS referenced in this release is from continuing operations unless otherwise noted.

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
(in millions, except per share amounts)	2021	2020
Revenues	$1,029.0	$1,030.2

Cost of goods sold	767.3	751.8
Selling and administrative expenses	159.8	161.9
Research and development expenses	12.6	14.4
Other operating income, net	(0.2)	(0.6)
Operating income	89.5	102.7
Interest expense, net	19.2	18.9
Loss on extinguishment of debt	—	8.8
Interest income	(0.5)	(0.7)
Other non-operating expense (income), net	3.9	(0.5)
Income before income taxes	66.9	76.2
Provision for income taxes	14.7	14.4
Net income	$52.2	$61.8

Earnings per share attributable to common shares:
Basic	$0.98	$1.10
Diluted	$0.97	$1.09

Average shares outstanding:
Basic	53.0	55.8
Diluted	53.6	56.5

Dividends declared and paid per share	$0.525	$0.50

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Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2021	2020
Net cash provided by operating activities	$67.6	$53.2

Investing activities:
Capital expenditures	(20.0)	(22.8)
Investment in securities	(10.2)	—
Acquisitions, net of cash acquired	—	(2.4)
Other investing activities, net	1.8	0.9
Net cash used in investing activities	(28.4)	(24.3)

Financing activities:
Proceeds from notes	—	740.7
Repayments of notes	—	(258.5)
Borrowings from revolving credit facility	—	500.0
Financing costs	—	(24.2)
Repurchases of common stock	(150.0)	(120.6)
Dividends paid	(28.4)	(28.3)
Proceeds from exercise of stock options	13.5	10.5
Withholding tax paid related to stock-based compensation	(7.6)	(6.4)
Other financing activities, net	(0.3)	(0.2)
Net cash (used in) provided by financing activities	(172.8)	813.0

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.4)	(5.4)

Change in cash and cash equivalents	(135.0)	836.5
Cash and cash equivalents at beginning of period	902.2	351.2
Cash and cash equivalents at end of period	$767.2	$1,187.7

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$767.2	$902.2
Long-term debt, including current portion	2,082.2	2,081.3
Total shareholders' equity	2,411.8	2,537.7

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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue

Organic revenue (defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	CSL		CCM		CIT		CFT		CBF
2020 Revenue (GAAP)	$1,030.2		$676.4		$224.5		$58.3		$71.0
Volume/Price	(14.6)	(1.4)%	38.7	5.7%	(70.9)	(31.5)%	3.1	5.3%	14.5	20.4%
Organic revenue	(14.6)	(1.4)%	38.7	5.7%	(70.9)	(31.5)%	3.1	5.3%	14.5	20.4%
Acquisitions	4.2	0.4%	—	—%	1.8	0.8%	2.4	4.1%	—	—%
FX impact	9.2	0.9%	4.2	0.6%	0.4	0.1%	2.0	3.5%	2.6	3.7%
Total change	(1.2)	(0.1)%	42.9	6.3%	(68.7)	(30.6)%	7.5	12.9%	17.1	24.1%
2021 Revenue (GAAP)	$1,029.0		$719.3		$155.8		$65.8		$88.1

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow

Free cash flow is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. This information differs from operating cash flow determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	2021	2020
Operating cash flow (GAAP)	$67.6	$53.2
Capital expenditures	(20.0)	(22.8)
Free cash flow	$47.6	$30.4

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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before income, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin is intended to provide investors and others with information about Carlisle's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and operating income determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except per share amounts)	2021	2020
Net income (GAAP)	$52.2	$61.8
Provision for income taxes	14.7	14.4
Interest expense, net	19.2	18.9
Interest income	(0.5)	(0.7)
EBIT	85.6	94.4
Exit and disposal, and facility rationalization costs	3.1	6.3
Inventory step-up amortization and acquisition costs	0.9	0.7
Impairment charges	—	—
Losses from acquisitions and disposals	3.4	0.2
Losses from insurance	0.3	—
Losses from litigation	0.6	—
Losses on extinguishment of debt	—	8.8
Total non-comparable items	8.3	16.0
Adjusted EBIT	93.9	110.4
Depreciation	23.7	24.6
Amortization	30.6	32.2
Adjusted EBITDA	$148.2	$167.2
Divided by:
Total revenues	$1,029.0	$1,030.2
Adjusted EBITDA margin	14.4%	16.2%

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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended March 31, 2021
(in millions)	CCM	CIT	CFT	CBF	Corporate and unallocated
Operating income (loss) (GAAP)	$121.3	$(10.7)	$4.3	$6.1	$(31.5)
Non-operating expense(1)	2.2	—	0.4	0.3	1.0
EBIT	119.1	(10.7)	3.9	5.8	(32.5)
Exit and disposal, and facility rationalization costs	—	2.5	0.6	—	—
Inventory step-up amortization and acquisition costs	—	—	0.1	—	0.8
Impairment charges	—	—	—	—	—
Losses from acquisitions and disposals	2.3	0.3	—	—	0.8
Losses from insurance	—	—	—	0.3	—
Losses from litigation	—	—	—	0.6	—
Losses on extinguishment of debt	—	—	—	—	—
Total non-comparable items	2.3	2.8	0.7	0.9	1.6
Adjusted EBIT	121.4	(7.9)	4.6	6.7	(30.9)
Depreciation	11.9	6.3	1.2	3.4	0.9
Amortization	11.5	12.6	4.4	1.6	0.5
Adjusted EBITDA	$144.8	$11.0	$10.2	$11.7	$(29.5)
Divided by:
Total revenues	$719.3	$155.8	$65.8	$88.1	$—
Adjusted EBITDA margin	20.1%	7.1%	15.5%	13.3%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Three Months Ended March 31, 2020
(in millions)	CCM	CIT	CFT	CBF	Corporate and unallocated
Operating income (loss) (GAAP)	$107.7	$16.4	$2.8	$(3.8)	$(20.4)
Non-operating expense (income)(1)	0.3	(0.8)	(3.3)	(0.3)	12.4
EBIT	107.4	17.2	6.1	(3.5)	(32.8)
Exit and disposal, and facility rationalization costs	0.1	3.4	—	2.8	—
Inventory step-up amortization and acquisition costs	0.2	—	0.2	—	0.3
Impairment charges	—	—	—	—	—
Losses (gains) from acquisitions and disposals	0.3	—	—	—	(0.1)
Losses (gains) from insurance	—	—	—	—	—
Losses (gains) from litigation	—	—	—	—	—
Losses on extinguishment of debt	—	—	—	—	8.8
Total non-comparable items	0.6	3.4	0.2	2.8	9.0
Adjusted EBIT	108.0	20.6	6.3	(0.7)	(23.8)
Depreciation	12.2	6.0	1.3	4.4	0.7
Amortization	12.6	13.1	4.9	1.5	0.1
Adjusted EBITDA	$132.8	$39.7	$12.5	$5.2	$(23.0)
Divided by:
Total revenues	$676.4	$224.5	$58.3	$71.0	$—
Adjusted EBITDA margin	19.6%	17.7%	21.4%	7.3%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.
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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted net income and Adjusted EPS

Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about Carlisle's performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's adjusted net income and adjusted diluted earning per share follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$52.2	$0.97		$61.8	$1.09
Exit and disposal, and facility rationalization costs	3.1	2.3	0.04	6.3	4.7	0.08
Inventory step-up amortization and acquisition costs	0.9	0.6	0.01	0.7	0.6	0.01
Impairment charges	—	—	—	—	—	—
Losses from acquisitions and disposals(3)	3.4	2.5	0.05	0.2	0.5	0.01
Losses from insurance	0.3	0.2	—	—	—	—
Losses from litigation	0.6	0.5	0.01	—	—	—
Losses on extinguishment of debt	—	—	—	8.8	6.6	0.12
Acquisition-related amortization(4)	29.7	22.5	0.42	31.8	24.1	0.43
Discrete tax items(5)	—	(1.6)	(0.03)	—	(4.0)	(0.07)
Total adjustments		27.0	0.50		32.5	0.58
Adjusted net income		$79.2	$1.47		$94.3	$1.67
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)After-tax impact includes discrete items related to indemnification asset write-offs, which had a zero impact to net income and diluted EPS ($(0.8) million in first-quarter 2021 and $0.1 million in first-quarter 2020).
(4)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(5)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

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